EXHIBIT 99.1

Contact:	James P. Zeumer
Senior Vice President, Public Affairs,
Communications and Investor Relations
480-627-2785
FOR IMMEDIATE RELEASE
ALLIED WASTE REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

•	Reported Q4 Earnings Climb to $0.27 Per Share

•	Strong Pricing Drives Q4 Revenue to Over $1.5 Billion

•	Q4 Gross Margins* Expand 180 Basis Points to 38.6%

•	Full Year Free Cash Flow* Up 92% to $479 Million

•	2008 Outlook Shows Continued Strong Financial Gains
Phoenix, AZ – February 14, 2008 – Allied Waste Industries, Inc. (NYSE: AW), the nation’s second largest waste services company, today reported financial results for its fourth quarter and year-ended December 31, 2007. For the quarter, income from continuing operations was $117.6 million, or $0.27 per diluted share, inclusive of a tax benefit of $0.03 per share. Prior year earnings from continuing operations of $8.2 million, or $0.00 per diluted share, include charges totaling $0.17 per share associated with tax related matters, divestitures and asset impairments. For the quarter, adjusted earnings per share from continuing operations increased 41% over the prior year.
Total revenue for the fourth quarter was $1.52 billion, an increase of $54.8 million, or 3.7%, over prior year revenue of $1.47 billion. Higher revenue for the quarter was driven by a 5.7% increase in average price as the Company continued to benefit from ongoing implementation of its strategic pricing program. In addition, the Company’s fuel recovery fee increased 50 basis points in the fourth quarter compared with the prior year which reflects the impact of higher diesel fuel costs. Higher prices for the period were partially offset by a 3.8% decrease in volumes related primarily to the continued slowing of the economy.
“This past year saw an acceleration in key business performance measures including earnings growth, margin expansion, cash flow generation and, in turn, debt reduction,” said John Zillmer, Chairman and Chief Executive Officer. “By strengthening our core capabilities, we have been able to deliver excellent financial results, while building an operating and financial platform that supports the future growth of Allied Waste.”
Gross profit* for the quarter was $586.7 million, up $47.0 million, or 8.7%, over the comparable period last year. Gross profit as a percentage of revenue increased to 38.6%. The 180 basis point expansion in gross margins reflects the positive impact of higher prices, the systematic elimination of low-margin business and the Company’s continued success in flexing down costs in response to lower volumes. Operating income for the quarter increased 17.6% to $294.6 million, compared with $250.5 million last year. Fourth quarter operating income as a percent of revenue was 19.4%, an increase of 230 basis points over the same period last year.
Fourth quarter cash flow from operations was $324.3 million, compared with $289.8 million in the prior year, as the quarter benefited from higher operating income, partially offset by changes in working capital. Free cash flow* for the quarter gained 14.0% to $164.2 million, as increased cash flow from operations was partially offset by higher capital expenditures. Free cash flow for the full year increased 92% to $479.0 million, compared with $250.1 million for the prior year, resulting primarily from the strong increase in operating income and favorable changes in working capital.
For the year ended December 31, 2007, Allied Waste’s revenue was $6.07 billion, an increase of $160.2 million, or 2.7%, over prior year. Continued strong pricing for the year of 6.0% was partially offset by a 3.5% decline in annual volumes driven primarily by a slowdown in housing construction.

Operating income for the year increased 10.6% to $1.06 billion, as operating margins expanded 120 basis points to 17.4%. Income from continuing operations in 2007 doubled to $309.8 million, compared with 2006 income of $155.8 million. Reported 2007 earnings from continuing operations increased to $0.71 per diluted share, inclusive of approximately $0.14 per share in charges associated with asset sales, impairments and refinancing costs, partially offset by $0.05 per share in tax benefits. Prior year reported earnings from continuing operations of $0.32 per diluted share were reduced by approximately $0.27 per share from costs related to impairments, losses on asset sales, refinancing costs and certain tax expenses.
Allied Waste ended the year with debt, net of cash, of $6.4 billion, down $404.5 million from 2006, and a debt-to-total capital ratio of 63.0%, which was a 280 basis point improvement from the prior year. Subsequent to the close of the year, the Company used accumulated cash to retire $161.2 million of outstanding senior notes, which matured on January 15, 2008.
2008 Outlook
“The strong business performance achieved in 2007 reflects the continued success of key programs designed to strengthen our core capabilities and drive greater operating efficiency,” said Mr. Zillmer. “Our success in 2007 has put the Company in a strong position heading into what is forecast to remain a challenging economic environment. This strong market position, combined with actions already in progress to further reduce our costs, should enable us to deliver improved financial results in 2008, while continuing to advance our strategic pricing, customer service and people development initiatives.”
Based on its 2007 financial results and expectations for the year ahead, Allied Waste announced the following outlook for 2008:
•	Revenue growth of approximately 1.5% to 3.0%, comprised of price growth of approximately 4.5%, partially offset by a potential decrease in annual volume of 1.5% to 3.0%;

•	Operating income in the range of $1.145 billion to $1.185 billion;

•	Depreciation and amortization of approximately $575 million;

•	Free cash flow* of approximately $400 million (excluding tax payments noted below);

•	Capital expenditures of approximately $650 million; and

•	Dividends on preferred stock of $9.4 million, based on the mandatory conversion of this security on March 1, 2008.
As part of its outlook, the Company also noted that in 2008 it expects to pay taxes and interest of approximately $315 million, net of tax benefit, associated with its BFI-related tax dispute and other state tax matters. With interest accruing on these matters at a statutory rate of up to 9%, compared with the Company’s incremental borrowing rate of less than 5% today, the Company sees a clear economic benefit to opportunistically taking this action in 2008. Making the payments does not in any way change the Company’s legal position.
Allied Waste has filed supplemental data on Form 8-K that is accessible on the Company’s website or through the SEC EDGAR System.
Allied Waste will host a conference call related to the fourth quarter results on Thursday, February 14, 2008, at 5:00 p.m. ET. The call will be broadcast live over the Internet on the Company’s website: www.alliedwaste.com. A replay of the call will be available on the site after the call.
About Allied Waste Industries, Inc.
Allied Waste is America’s second largest non-hazardous solid waste services company and an environmental leader. Headquartered in Phoenix, AZ, Allied Waste provides waste collection, transfer, recycling and disposal services to millions of residential, commercial and industrial customers in over 100 markets spanning 37 states and Puerto Rico. Our team of more than 23,000 dedicated employees operates within a highly efficient, integrated organization that generated 2007 revenue of $6.1 billion.

Websites: alliedwaste.com and disposal.com

* Information regarding use of non-GAAP financial measures may be found in the accompanying schedules.
Safe Harbor for Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including in the section entitled “2008 Outlook”. The words “should”, “forecast”, “expectations” and similar words and phrases are used in this press release to identify the forward-looking statements. These forward-looking statements, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual results, events or conditions to differ materially from those expressed or implied by the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that the expectations will prove to be correct.
The forward-looking statements in this press release relate to our anticipated financial results for 2008, including revenues, operating income, depreciation and amortization, free cash flow and capital expenditures. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are: (1) the general political and economic conditions in the United States, negative changes in which could (a) make it more difficult for us to predict economic trends, (b) cause a decline in the demand for our services (particularly in the commercial and industrial sectors), (c) cause a decline in the price of commodities sold by us or (d) increase competitive pressure on pricing; (2) the overall competitive nature of the waste management industry, which could cause pressure on pricing and the loss of business; (3) our ability or inability to successfully identify and integrate acquired businesses and any liabilities associated with acquired businesses, which could impact our costs; (4) our ability or inability to implement market development initiatives, pass on increased costs to customers, execute operational improvement plans and divest under-performing assets, and to realize the anticipated benefits of these initiatives; (5) our ability or inability to generate revenue growth and offset the impact of inflation and business growth on our costs through price increases, including the potential impact of price increases on volumes; (6) changes in capital availability or costs, which, among other things, could affect our financial results due to our variable interest rate debt; (7) severe weather conditions, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations; (8) our ability to operate our business as we desire, which may be limited by restrictive covenants in our debt agreements, our ability to obtain required permits on a timely basis (or at all), regulatory requirements and other factors; (9) compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures; (10) changes in site remediation requirements or our estimates of the costs to comply with existing requirements, which could increase our costs, including costs for final capping, closure, post-closure and other remediation obligations; (11) the outcome of existing and any future legal proceedings, including any litigation, audit or investigation brought by or before any governmental body, which could result in increased costs or restrictions on our ability to operate; (12) environmental liabilities in excess of our reserves or insurance coverage, if any; (13) increases in the costs in commodity, insurance, oil and fuel prices that make it more expensive to operate our business, including our ability or inability to reduce the impact of any such cost increases through cost reduction initiatives and other methods; (14) workforce factors, including potential increases in our costs if we are required to provide additional funding to any multi-employer pension plan to which we contribute and the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages; (15) the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities; (16) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies; (17) acts of war, riots or terrorism, including the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States; and (18) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control.

Other factors which could materially affect our forward-looking statements can be found in the Company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Item 1A, “Risk Factors” in our Form 10-K for the year ended December 31, 2006. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating our forward-looking statements and are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS *
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Three		For the Three
	Months Ended	% of	Months Ended	% of
	December 31, 2007	Revenues	December 31, 2006	Revenues
Revenue	$1,520.3	100.0%	$1,465.5	100.0%
Cost of operations	933.6	61.4%	925.8	63.2%
Selling, general and administrative expenses	151.2	9.9%	146.2	10.0%
Depreciation and amortization	140.9	9.3%	135.0	9.2%
Loss from divestitures and asset impairments (A)	—	—%	8.0	0.5%

Operating income	294.6	19.4%	250.5	17.1%
Interest expense and other	114.0	7.5%	129.0	8.8%

Income before income taxes	180.6	11.9%	121.5	8.3%
Income tax expense (B)	63.0	4.2%	113.2	7.7%
Minority interests	—	—%	0.1	0.0%

Income from continuing operations	117.6	7.7%	8.2	0.6%
Discontinued operations, net of tax	(2.3)	(0.1)%	1.6	0.1%

Net income	115.3	7.6%	9.8	0.7%
Dividends on Series D Preferred Stock	(9.4)	(0.6)%	(9.4)	(0.7)%

Net income available to common shareholders	$105.9	7.0%	$0.4	0.0%

Weighted average common and common equivalent shares	443.4		369.7

Diluted income per share from continuing operations	$0.27		$0.00

Diluted income per share	$0.26		$0.00

(A)	Loss from divestitures and asset impairments for 2006 includes $8.0 million (or $0.01 per share) primarily related to a decision to discontinue development and/or operations at two landfill sites and the relocation of the Company’s operations support center.

(B)	Income tax expense for 2007 includes a $14.9 million benefit (or $0.03 per share) including $7.3 million for the reversal of previously accrued interest expense associated with uncertain tax matters as a result of favorable resolution during the period and $7.6 million relating primarily to state tax adjustments. Income tax expense for 2006 includes $58.2 million of expense (or $0.16 per share) consisting of: $21.5 million of interest charges on previously recorded liabilities under review by the applicable taxing authorities, $13.4 million in adjustments relating to state tax matters attributable to prior years, a $12.0 million increase in our valuation allowance for state net operating loss carry-forwards, and $11.3 million relating primarily to adjustments of state income taxes.

*	In mid-February 2008, we realigned our organizational structure and reduced the number of our geographic regions from five to four. Future filings, which include results for 2008, will reflect segment information for these four geographic regions.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS *
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Twelve		For the Twelve
	Months Ended	% of	Months Ended	% of
	December 31, 2007	Revenues	December 31, 2006	Revenues
Revenue	$6,068.7	100.0%	$5,908.5	100.0%
Cost of operations	3,787.1	62.4%	3,786.4	64.1%
Selling, general and administrative expenses	631.9	10.4%	587.3	9.9%
Depreciation and amortization	553.5	9.1%	557.7	9.4%
Loss from divestitures and asset impairments (A)	40.5	0.7%	22.5	0.4%

Operating income	1,055.7	17.4%	954.6	16.2%
Interest expense and other (B)	538.4	8.9%	563.4	9.6%

Income before income taxes	517.3	8.5%	391.2	6.6%
Income tax expense (C)	207.1	3.4%	235.3	4.0%
Minority interests	0.4	0.0%	0.1	0.0%

Income from continuing operations	309.8	5.1%	155.8	2.6%
Discontinued operations, net of tax (D)	(36.2)	(0.6)%	5.1	0.1%

Net income	273.6	4.5%	160.9	2.7%
Dividends on Series C Preferred Stock	—	—%	(5.4)	(0.1)%
Dividends on Series D Preferred Stock	(37.5)	(0.6)%	(37.5)	(0.6)%

Net income available to common shareholders	$236.1	3.9%	$118.0	2.0%

Weighted average common and common equivalent shares	443.0		359.3

Diluted income per share from continuing operations	$0.71		$0.32

Diluted income per share	$0.63		$0.33

(A)	Loss from divestitures and asset impairments for 2007 includes $16.0 million (or $0.03 per share) of loss on divestiture primarily related to a landfill sale in the Southeastern region and $24.5 million (or $0.03 per share) of asset impairment charge associated with a landfill in the Midwestern region resulting from changes in anticipated long-term closure and post-closure costs. Loss from divestitures and asset impairments for 2006 includes $22.5 million (or $0.04 per share) primarily related to a decision to discontinue development and/or operations at three landfill sites, asset sales completed as a result of our market rationalization focus and the relocation of the Company’s operations support center.

(B)	Interest expense and other for 2007 and 2006 includes $59.6 million (or $0.08 per share) and $41.3 million (or $0.07 per share), respectively, related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt.

(C)	Income tax expense for 2007 includes a $24.6 million benefit (or $0.05 per share) including $17.0 million for the reversal of previously accrued interest expense associated with uncertain tax matters as a result of favorable resolution during the year and $7.6 million relating primarily to state tax adjustments. Income tax expense for 2006 includes $58.2 million (or $0.16 per share) consisting of: $21.5 million of interest charges on previously recorded liabilities under review by the applicable taxing authorities, $13.4 million in adjustments relating to state tax matters attributable to prior years, a $12.0 million increase in our valuation allowance for state net operating loss carry-forwards, and $11.3 million relating primarily to adjustments of state income taxes.

(D)	Discontinued operations includes the sale of certain operations in the Midwestern and Southeastern regions in 2007. The prior period results of operations have been reclassified to include these operations as discontinued operations. Included in the 2007 discontinued operations are $1.8 million of income from operations and a $38.0 million loss, net of tax, from the sale of those operations.

*	In mid-February 2008, we realigned our organizational structure and reduced the number of our geographic regions from five to four. Future filings, which include results for 2008, will reflect segment information for these four geographic regions.